PURCHASE AND SALE AGREEMENT

This **AGREEMENT** is made as of this 19th day of November, 2004, by and among IPS Advisory, Inc., a Tennessee corporation with a principal place of business at 9111 Cross Park Drive, E-120, Knoxville, TN 37923 ("IPS") and Integrity Mutual Funds, Inc., a North Dakota corporation with a principal place of business at 1 North Main Street, Minot, North Dakota 58703 ("Integrity").

WHEREAS, IPS and Integrity Money Management, Inc., a North Dakota corporation ("IMM") which is a wholly owned subsidiary of Integrity, are each registered investment advisers under the Investment Advisers Act of 1940 (the "Advisers Act");

WHEREAS, IPS acts as sponsor and investment adviser to the IPS Millennium Fund ("Millennium Fund") and the IPS New Frontier Fund ("New Frontier Fund") (each, a "Fund," and, collectively, the "Funds"), each a series of The IPS Funds ("IPS Funds), an open-end investment company that is registered with the Securities Exchange Commission (the "SEC") under the Investment Company Act of 1940 (the "1940 Act")(the advisory relationship of IPS to the Funds is referred to collectively as the "Business");

WHEREAS, IMM is the investment adviser to The Integrity Funds (the "Integrity Funds"), an open-end investment company that is registered with the SEC under the 1940 Act;

WHEREAS, Integrity Funds Distributor, Inc., a Kansas corporation ("IFD") which is a wholly owned subsidiary of Integrity, acts as the distributor for the Integrity Funds;

WHEREAS, the parties intend to transfer the Business to Integrity under the terms specified in this Agreement in the following manner:

(a) It is anticipated that the Integrity Funds will file an amendment (the "Amendment") to its existing Registration Statement on Form N-1A (the "Integrity Registration Statement") with the SEC for the purpose of registering a new fund (the "New Fund") corresponding to the Millennium Fund.

(b) The New Fund will have an A class share structure with front-end sales charges similar to other Integrity equity funds, 1.00% advisory fee, 0.50% rule 12b-1 fee (of which only 0.25% will be charged to the New Fund initially) and a total expense ratio capped at 1.50% for at least one year from the Closing Date.

(c) IMM will act as the investment adviser and IPS will act as sub-investment adviser to the New Fund. Compliance, administration, accounting, transfer agency, custody, distribution and other services to the New Fund will be provided by Integrity's current affiliated and third-party service providers under their current or similar contracts.

(d) The Integrity Funds, acting on behalf of the New Fund, and the Funds will enter into an agreement and plan of reorganization (the "Reorganization Agreement") pursuant to which the respective New Fund will agree to acquire substantially all of the assets and liabilities of the Funds in exchange for New Fund shares, which in turn will be distributed pro rata to the

former shareholders of the Funds; all aspects of the transaction will be tax-free to such former shareholders and to each Fund (the "Reorganization").

(e) Shareholders of the Funds will be solicited to approve the Reorganization by means of a proxy statement (the "Proxy Statement") of the IPS Funds filed with the SEC and mailed to IPS Fund shareholders in connection with a special shareholders meeting to be held for such purpose;

WHEREAS, subject to the terms and condition of this Agreement, IPS wishes to sell, and Integrity wishes to purchase, the assets related the Business specified in Section 1(a) herein (such purchase and sale, hereinafter the "Transaction") and Integrity wishes to pay IPS or its principals for its assistance in completing the transaction;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and further good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

SECTION 1. OFFER AND SALE OF BUSINESS; CLOSING

Subject only to Section 4 of this Agreement (the "Closing Conditions"),

(a) Sale of the Business. At the Closing (as defined below), IPS will sell, transfer, and assign the assets related to the Business that are listed at Exhibit 1 attached hereto (the "Assets") free and clear of any liability, lien or other encumbrance of any sort.

(b) Sub-advisory Agreement. Integrity will engage IPS as sub-adviser to the New Fund as of the Closing Date. Integrity will pay IPS (i) 60 basis points (0.60%) on an annual basis of the net assets of the accounts transferred to the New Fund at closing ("Transferred Assets") even if the assets are exchanged into another Integrity mutual fund, (ii) 0.60% on net assets of new accounts post-closing of the New Fund that are attributed to IPS' distribution efforts ("IPS Assets") and (iii) 0.40% on net assets of new accounts post-closing of the New Fund that are attributed to Integrity's distribution efforts as compensation for its sub-advisory services. The initial term of the advisory and sub-advisory contracts will be two years, the maximum allowed by the 1940 Act and conform in other respects to the 1940 Act. If IPS' sub-advisory agreement with the New Fund is terminated without cause by Integrity or the New Fund's board of trustees during the first five years after the Closing Date, Integrity will pay IPS a fee in place of the sub-advisory fee for the period from the termination date through the remainder of the five years from the Closing Date. The fee will be paid monthly at the annual rate of 0.60% of net assets of the New Fund for any remaining period from the termination date to the second anniversary of the Closing Date and 0.30% of net assets of the New Fund for any remaining period from the later of the termination date or the second anniversary of the Closing Date to the fifth anniversary of the Closing Date.

(c) Purchase Price. Integrity will provide IPS (or its principals) with shares of Integrity common shares (OTCBB: IMFD) as compensation for their assistance in transferring the Funds' advisory contracts to Integrity ("Integrity Shares"). The amount of the Integrity Shares

will be 750,000 provided that the net assets transferred to the New Fund are at least $70,000,000 at the Closing. If the net assets transferred to the New Fund are lower than $70,000,000 at Closing, the Integrity Shares will be adjusted downward on a pro rata basis (i.e., the same percentage that net assets are lower than $70,000,000). However, there will be no adjustment if the net assets transferred to the New Fund are at least $65,000,000 at Closing. The Integrity Shares will be paid (i) 250,000 shares at Closing, (ii) One third (33.3%) of the Integrity Shares at the one year anniversary of the Closing and (iii) One third (33.3%) of the Integrity Shares at the two year anniversary of the Closing. The amount of Integrity Shares payable at the one and two year anniversaries of the Closing will be placed in escrow and be subject to the purchase price adjustments of Section 1 (d) and 1 (e) below.

(d) Purchase Price Adjustments. The payment of Integrity Shares at the one and two year anniversaries will be subject to adjustment based on the value of the Transferred Assets. If the sum of the Transferred Assets and IPS Assets are lower at the anniversary dates than the Transferred Assets at the closing date, the IMFD shares provided will be adjusted downward on a pro rata basis (i.e., the same percentage that net assets at the anniversary dates are lower than the Closing Date). Notwithstanding the foregoing, IPS will be entitled to 250,000 IMFD shares at each of the first and second anniversaries if the sum of the Transferred Assets and IPS Assets are at least $70,000,000 on the first and second anniversaries respectively.

(e) Put Option. IPS or its principals will be given a put option with respect to the Integrity Shares ("Put Option"). The Put Option will allow the holders of Integrity Shares to put the Integrity Shares back to Integrity at a price equal to the market price of Integrity common shares as of the Closing Date. The Put Option will be exercisable with respect to one-third (33.3%) of the Integrity Shares per year starting on the third anniversary of the Closing Date. The holders of the Put Option must notify Integrity of their intent to exercise the Put Option at least 30 days prior to each exercise date. If the Put Option for any exercise date is not exercised, it will expire with respect to the one-third of the Integrity Shares covered by the Put Option for that exercise date.

(f) If IPS' sub-advisory agreement with the New Fund is terminated without cause by Integrity or the New Fund's board of trustees during the first two years after the Closing Date, any Integrity Shares remaining in escrow will be immediately payable as calculated based on the Transferred Assets plus IPS Assets as of the sub-advisory agreement termination.

(g) If Integrity undertakes an initiative to register restricted stock held by employees or insiders, IPS or its principals will have an opportunity to participate in the registration with respect to Integrity Shares.

(h) Integrity will provide IPS Advisory (or its principals) with a stock option incentive bonus based on growth in assets in the New Fund of (i) 150,000 options on Integrity's common shares when assets of the New Fund reach $100,000,000 and (ii) 150,000 options on Integrity's common shares when assets of the New Fund reach $200,000,000 such options to have a strike price equal to the greater of the market price of Integrity common shares on the Closing Date or $0.65 per share and a maturity 10 years from the Closing Date.

(i) Closing Date and Place. The consummation of the transactions referred to in this Agreement (the "Closing") shall take place on the latest to occur of (i) the date of approval of each Fund's shareholders, (ii) February 25, 2005, or (iii) on such other date as may be agreed upon by the parties (the "Closing Date"). The Closing shall take place at the offices of Integrity. The parties agree that the Closing may occur by the transmission by telecopy and next day courier delivery of signed originals of all documents required in connection with the Closing and that IPS will not be required to have a representative physically present at the Closing.

(j) Instruments of Transfer. IPS and Integrity agree that the sale, assignment and transfer of the Assets at the Closing shall be effected by such instruments of transfer as shall be appropriate to carry out the intent of this Agreement and as shall be reasonably satisfactory to Integrity and IPS' counsel to vest in Integrity the right, title and interest in and to the Assets, consistent with all applicable laws and regulations.

SECTION 2. REPRESENTATIONS, WARRANTIES AND COVENANTS OF IPS

Except as set forth in Exhibit 2 attached hereto and incorporated herein by reference (the "IPS Exceptions"), IPS hereby represents, warrants and covenants to and with Integrity as follows as of the date hereof:

(a) Authority to Execute and Perform Agreements; Enforceability.

(i) IPS has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform its obligations hereunder;

(ii) This Agreement has been duly authorized, executed and delivered and is a valid and binding obligation of IPS, enforceable in accordance with its terms, subject only to qualifications relating to the enforcement of rights and remedies created under bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the rights and remedies of creditors and general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law);

(iii) Subject to approval by the Board of Trustees of the IPS Funds of the Reorganization Agreement in the form of Exhibit 5 attached hereto by and between the IPS Funds, on behalf of the Funds, and the Integrity Funds, on behalf of the New Fund into which the assets of each Fund will be transferred upon consummation of the Reorganization Agreement, the IPS Funds, on behalf of each of the Funds, has the full legal right and power and all authority and approval required to enter into, execute and deliver the Reorganization Agreement and to perform its obligations thereunder, subject to shareholder approval as provided therein; and

(iv) If and when the Reorganization Agreement is executed and delivered to the Integrity Funds, the Reorganization Agreement will have been duly authorized, executed and delivered by the IPS Funds on behalf of each of the Funds, and will be a valid and binding obligation of the IPS Funds on behalf of each of the Funds, enforceable in accordance

with its terms, subject only to qualifications relating to the enforcement of rights and remedies created under bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the rights and remedies of creditors and general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(b) Non-contravention; Compliance.

(i) The execution, delivery and performance of this Agreement by IPS, and the consummation of the transactions contemplated hereby on the terms and conditions stated herein, will not violate any provision of Federal, state or local law, statute, ordinance or regulation or the rules of self-regulatory organizations ("Laws") applicable to IPS, except as set forth on Exhibit 2, and will not conflict with, or result in the breach or termination of any provision of, or constitute a default under, any material contract, other instrument or agreement by which IPS or its assets are bound;

(ii) IPS and those of its affiliates that provide services to the Funds have at all times conducted their respective businesses and operations in material compliance with, and each of them is in material compliance with, all Laws and regulations applicable to each such entity and their respective businesses;

(iii) If and when the Reorganization Agreement is executed and delivered to the Integrity Funds, the execution, delivery and performance of the Reorganization Agreement by the IPS Funds on behalf of each of the Funds, and the consummation of the transactions contemplated thereby on the terms and conditions stated therein, will not violate any provision of Law applicable to the Funds and will not conflict with, or result in the breach or termination of any provision of, or constitute a default under, any material contract, other instrument or agreement by which either of the Funds or their respective assets are bound; and

(iv) The Funds have at all times conducted their respective businesses and all operations in material compliance with, and each of them is in material compliance with, all Laws and regulations applicable to them and their respective businesses.

(c) Litigation. There is no litigation, proceeding or investigation pending or, to the best knowledge of IPS, threatened against IPS or any of the Funds that involves or could be reasonably expected to adversely affect the Business, the Funds, the Transaction or the Reorganization Agreement, or the rights to be acquired by Integrity pursuant to this Agreement.

(d) Insolvency. IPS is not insolvent, and no proceedings, in a court having jurisdiction, under any state or Federal bankruptcy or insolvency law or under laws for relief of debtors, by or against IPS have been made.

(e) Disclosure Matters.

(i) No representation or warranty made herein by IPS, or to be made in the Reorganization Agreement by the IPS Funds on behalf of the Funds, and no written statement, certificate or schedule given or to be given to Integrity by IPS or the IPS Funds on behalf of the Funds pursuant to this Agreement or the Reorganization Agreement in connection

with the Closing, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein under the circumstances under which they were made not misleading; and

(ii) All information supplied in writing to the Integrity Funds or its counsel by IPS for inclusion in the Form N-14 (as defined at Section 4(c)(iv) below) relating to IPS, the IPS Funds, and their respective affiliates (as such term is defined under the 1940 Act, "Affiliates") and their respective officers, directors, and trustees (collectively, "IPS Matters"), will be true and correct in all material respects at the time indicated, as the case may be, and shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading to a shareholder of the Funds evaluating the transactions described in the Form N-14.

(f) Due Organization and Existence. IPS is a Tennessee corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee.

(g) Title to the Assets. Upon payment of the Purchase Price and the appointment of IPS as the sub-adviser at the Closing, Integrity will acquire good and valid title to the Assets, free and clear of any liability, lien or other encumbrance of any sort.

(h) Covenants Pending the Closing. Except as otherwise provided herein, from and after the date hereof and until the Closing Date:

(i) IPS will permit Integrity and its representatives and assigns (including its counsel and auditors), at reasonable times during normal business hours and in a manner that will not materially disrupt their respective businesses, to have free and full access to examine and make copies of all books and records pertaining to the Business, whether or not delivered to Integrity pursuant hereto (including, but not limited to, correspondence, corporate minutes and record books, memoranda, books of account, outside accountants' work papers and the like), in order that Integrity may have full opportunity to make such investigation as it shall desire of the Business. All information obtained by Integrity during such investigations shall be kept in confidence and shall be used by Integrity only in connection with the purchase of the Assets or for the purpose of verifying the representations of IPS and determining compliance with the covenants and conditions of this Agreement. All copies of such documents shall be returned to IPS if the transactions contemplated by the Agreement are not consummated; and

(ii) IPS will continue to operate the Business in compliance with applicable Laws and consistent with past practices and shall not take any action, or fail to take any action, which could be reasonably expected to have a material adverse effect on the Business, the Assets or the Funds.

SECTION 3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF INTEGRITY

Except as set forth in Exhibit 3 attached hereto and incorporated herein by reference (the "Integrity Exceptions"), Integrity represents, warrants and covenants to and with IPS as follows as of the date hereof:

(a) Authority to Execute and Perform Agreements; Enforceability.

(i) Integrity has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform its obligations hereunder;

(ii) This Agreement has been duly authorized, executed and delivered and is a valid and binding obligation of Integrity, enforceable in accordance with its terms, subject only to qualifications relating to the enforcement of rights and remedies created under bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the rights and remedies of creditors and general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law);

(iii) Subject to approval of the Reorganization Agreement by the Board of Trustees of the Integrity Funds, the Integrity Funds, on behalf of the New Fund, has the full legal right and power and all authority and approval required to enter into, execute and deliver the Reorganization Agreement and to perform its obligations thereunder; and

(iv) If and when the Reorganization Agreement is executed and delivered to the IPS Funds, the Reorganization Agreement will have been duly authorized, executed and delivered by The Integrity Funds on behalf of the New Fund and will be a valid and binding obligation of The Integrity Funds on behalf of the New Fund, enforceable in accordance with its terms, subject only to qualifications relating to the enforcement of rights and remedies created under bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the rights and remedies of creditors and general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(b) Non-contravention; Compliance.

(i) The execution, delivery and performance of this Agreement by Integrity, and the consummation of the transactions contemplated hereby on the terms and conditions stated herein, will not violate any Laws applicable to Integrity and will not conflict with, or result in the breach or termination of any provision of, or constitute a default under, any material contract, other instrument or agreement by which Integrity or its assets are bound;

(ii) Integrity and those of its subsidiaries that provide services to the Integrity Funds have at all times conducted their respective businesses and operations in material compliance with, and each of them is in material compliance with, all Laws applicable to each such entity and their respective businesses;

(iii) If and when the Reorganization Agreement is executed and delivered to the IPS Funds, the execution, delivery and performance of the Reorganization Agreement by The Integrity Funds on behalf of the New Fund, and the consummation of the transactions contemplated thereby on the terms and conditions stated therein, will not violate any provision of Law applicable to The Integrity Funds and will not conflict with, or result in the breach or termination of any provision of, or constitute a default under, any material contract, other instrument or agreement by which either of The Integrity Funds, or their respective assets are bound; and

(iv) The Integrity Funds have at all times conducted their respective businesses and all operations in material compliance with, and each of them is in material compliance with, all Laws applicable to them and their respective businesses.

(c) Litigation. There is no litigation, proceeding or investigation pending or, to the best knowledge of Integrity, threatened against Integrity, the Integrity Funds or either of the New Funds that involves, or could be reasonably expected to adversely affect, the New Fund, the Transaction or the Reorganization Agreement.

(d) Insolvency. Integrity is not insolvent, and no proceedings, in a court having jurisdiction, under any state or federal bankruptcy or insolvency law or under laws for relief of debtors, by or against Integrity have been made.

(e) Disclosure Matters.

(i) No representation or warranty made herein by Integrity, or to be made in the Reorganization Agreement by the Integrity Funds on behalf of the New Fund, and no written statement, certificate or schedule given or to be given to IPS by Integrity or the Integrity Funds on behalf of the New Fund pursuant to this Agreement or the Reorganization Agreement in connection with the Closing, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein under the circumstances under which they were made not misleading;

(ii) All statements of fact to be contained in the Registration Statement Amendment (as defined at Section 4(c)(iii) below) or the Form N-14 (as defined at Section 4(c)(iv) below) relating to Integrity, The Integrity Funds, their respective Affiliates, and their respective officers, directors, and trustees (collectively, "Integrity Matters"), will be true and correct in all material respects at the time indicated, as the case may be; and neither the Registration Statement Amendment nor the Form N-14, when they shall be authorized for use, will, with respect to any Integrity Matter, include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading to a purchaser of shares of The Integrity Funds;

SECTION 4. CLOSING CONDITIONS

(a) Conditions to Closing Obligations of IPS. The obligations of IPS under Section 1 of this Agreement are subject to the satisfaction, or waiver by IPS, of the following conditions on or prior to the Closing Date:

(i) All of the covenants, agreements and conditions herein on the part of Integrity to be complied with or performed on or before the Closing Date shall have been fully complied with and performed;

(ii) All of the representations and warranties on the part of Integrity made in this Agreement shall be true and correct on the Closing Date to the same extent as if made at and as of such date;

(iii) Integrity shall have delivered the Purchase Price to IPS;

(iv) Integrity shall have delivered a certificate, executed by an authorized officer, attesting to the satisfaction of conditions 4(a)(i) and (ii) above, and IPS and the IPS Funds shall be satisfied with any due diligence either may conduct with respect to such conditions;

(v) The closing conditions set forth below at Section 4(c) shall have been satisfied; and

(vi) All actions, proceedings, instruments and documents required to carry out this Agreement and the Reorganization Agreement, or incidental hereto and thereto, and all other related legal matters, shall have been satisfactory to IPS and the IPS Funds, and their respective counsel.

(b) Conditions to Closing Obligations of Integrity. The obligations of Integrity under Section 1 of this Agreement are subject to the satisfaction or the waiver by Integrity of the following conditions on or prior to the Closing Date:

(i) All of the covenants, agreements and conditions herein on the part of IPS to be complied with or performed on or before the Closing Date shall have been fully complied with and performed;

(ii) Excepting such changes related to the Business as are permitted by Sections 2(h)(ii) above and 4(c) below, all of the representations and warranties of IPS made in this Agreement shall be true and correct on the Closing Date as though made at and as of such date;

(iii) There shall have been no event, occurrence or circumstance that could be reasonably expected to have a material adverse effect on the Business, the Assets or the Funds;

(iv) IPS shall have delivered a certificate, executed by an authorized officer, attesting to the satisfaction of conditions (i), (ii) and (iii) above, and Integrity and the Integrity Funds shall be satisfied with any due diligence either may conduct with respect to such conditions;

(v) IPS and Integrity shall have entered into a non-competition agreement in the form of Exhibit 4 attached hereto (the "Non-Compete Agreement");

(vi) IPS shall have executed transfers and assignments of the Assets to Integrity, as provided in Section 1(a) hereof;

(vii) IPS and the IPS Funds shall have given notice to Citco-Quaker Fund Services, Inc. and its affiliates, that the servicing agreements with them will terminate upon completion of the Reorganizations and the transfer of all relevant data files by Citco-Quaker Fund Services, Inc. to the administrator for the Integrity Funds and the conversion of the servicing and transfer of the data files to the administrator of the Integrity Funds shall have occurred with no cost or further obligation of the Funds, Integrity or the New Fund to Citco-Quaker Fund Services and its affiliates;

(viii) The closing conditions set forth below at Section 4(c) shall have been satisfied; and

(ix) All actions, proceedings, instruments and documents required to carry out this Agreement and the Reorganization Agreement, or incidental hereto and thereto, and all other related legal matters, shall have been satisfactory to Integrity, the Integrity Funds, and their respective counsel;

(c) Conditions to Closing Obligations of all Parties. The obligations of each party to this Agreement are subject to the satisfaction of the following conditions on or prior to the Closing Date:

(i) The respective Boards of Trustees of the IPS Funds and the Integrity Funds (each, a "Board") shall have approved the Reorganization Agreement, and authorized officers of each of the IPS Funds and the Integrity Funds shall have executed and delivered the Reorganization Agreement;

(ii) The Integrity Funds shall have created the New Fund;

(iii) The Integrity Funds shall have filed, under the 1940 Act and the Securities Act, on Form N-1A under Securities Act Rule 485(a) an amendment to the registration statement for the Integrity Funds reflecting the creation of the New Fund, and such amendment shall have been declared effective by the SEC (the "Registration Statement Amendment");

(iv) The Integrity Funds shall have filed on Form N-14 under Securities Act Rule 488 a merger Form N-14 (the "Form N-14") in form and substance reasonably satisfactory to IPS and the IPS Funds, and their respective counsel, and the definitive Form N-14

shall have been (A) approved as to form and content by the IPS Funds and (B) been declared effective by the SEC;

(v) The Board of the IPS Funds shall have set a record date for the shareholder vote contemplated in paragraph 4(c)(vi) below;

(vi) Holders of a majority of the outstanding voting securities of each of the Funds shall have approved the transactions described in the Form N-14;

(d) Waiver of Certain Conditions to Closing. Anything in this Agreement to the contrary notwithstanding, if any one or more of the conditions specified in clauses (i) through (iv) of Section 4(a) above shall not have been satisfied, IPS shall have the right, but not the obligation, in addition to any other right that may be available to them, to waive such conditions and nevertheless to proceed with the transactions contemplated hereby; and if one or more of the conditions specified in clauses (i) through (vii) of Section 4(b) above shall not have been satisfied, Integrity shall have the right, in addition to any other right which may be available to it, to waive such conditions and nevertheless to proceed with the transactions contemplated hereby. In the event of any such waiver, the party exercising its right shall not thereafter have the right to proceed against the other party for damages resulting from the breach so waived.

(e) Due Diligence; Pre- and Post-Closing Activities; Further Assurances. IPS and Integrity agree that:

(i) (A) IPS and the IPS Funds shall have the right, at the expense of IPS and the IPS Funds, to conduct such due diligence with respect to the operations of Integrity and the Integrity Funds and the accuracy of the representations of Integrity under this Agreement as they may reasonably request, and Integrity shall, and shall cause the respective officers, employees and agents of Integrity to cooperate, at Integrity's expense and in a timely manner, with such due diligence; and (B) Integrity and the Integrity Funds shall have the right, at the expense of Integrity and the Integrity Funds, to conduct such due diligence with respect to the operations of the Funds and the accuracy of the representations of IPS under this Agreement as they may reasonably request, and IPS shall, and shall cause its officers, employees and agents, to cooperate, at IPS' expense and in a timely manner, with such due diligence;

(ii) Subject to the rights of each party under Section 4 of this Agreement, Integrity shall take primary responsibility for drafting the New Fund's Advisory Agreement and the Form N-1A registration statement referenced in Section 4(c)(iii) of this Agreement; and IPS shall take primary responsibility for drafting the Form N-14; and each party shall be responsible for drafting any other certificates or other documents to be delivered by such party (or their respective affiliated funds) in connection with the Closing. Each of Integrity and IPS shall pay its own costs and the costs of their respective Funds. However Integrity will pay for the costs of drafting, printing, mailing and solicitation of the proxy for the Funds' shareholders.

(iii) Prior to and after the Closing, each party shall take such further actions as the other party may reasonably request in order to fully effectuate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, IPS shall,

from time to time after the Closing at the request of Integrity and without further consideration, execute and deliver such further instruments of transfer and assignment and take such other actions as Integrity may reasonably request to transfer more effectively and assign to or vest in Integrity the ownership of the Assets; and

(iv) Each party shall cooperate to take all further actions reasonably necessary to comply with Section 15(f) of the 1940 Act as it relates to the Transaction.

SECTION 5. INDEMNIFICATION

(a) Indemnification by Integrity. From and after the Closing Date and for a period of five (5) years thereafter, Integrity agrees to indemnify and hold harmless IPS, the IPS Funds, and their respective directors, trustees, officers, managers, and agents ("IPS Indemnitees"), at any time after consummation of the Closing, from and against all demands, claims, actions or causes of action, assessments, damages, liabilities, costs and further expenses, including, without limitation, interest, penalties and attorneys' and professionals' and experts' fees and expenses (collectively, "IPS Losses"), asserted against, resulting to, imposed upon or incurred by any IPS Indemnitee, directly or indirectly, by reason of or resulting from:

(i) a breach, misrepresentation or inaccuracy of any representation, warranty, covenant or agreement of Integrity contained in or made pursuant to this Agreement or in any other document or certificate delivered incident to or in connection with the transactions contemplated hereby; and

(ii) any alleged untrue statement of a material fact contained in the Registration Statement Amendment, the prospectus relating to the New Fund or the Form N-14 (the "Transaction Disclosure Documents"), or arising out of or based upon any alleged omission to state a material fact required to be stated in any Transaction Disclosure Document or necessary to make the statements in any Transaction Disclosure Document not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished in writing to Integrity or the Integrity Funds (or their respective agents) in connection with the preparation of a Transaction Disclosure Document by or on behalf of IPS ("IPS Supplied Information").

(b) Indemnification by IPS. From and after the Closing Date and for a period of five (5) years thereafter, IPS agrees to indemnify and hold harmless Integrity, IMM, the Integrity Funds, and their respective affiliates, directors, trustees, officers, managers, and agents ("Integrity Indemnitees"), at any time after consummation of the Closing, from and against all demands, claims, actions or causes of action, assessments, damages, liabilities, costs and further expenses, including, without limitation, interest, penalties and attorneys' and professionals' and experts' fees and expenses (collectively, "Integrity Losses"), asserted against, resulting to, imposed upon or incurred by Integrity Indemnitee, directly or indirectly, by reason of or resulting from:

(i) a breach, misrepresentation or inaccuracy of any representation, warranty, covenant or agreement of IPS contained in or made pursuant to this Agreement or in

any other document or certificate delivered incident to or in connection with the transactions contemplated hereby prior to the Closing;

(ii) any alleged untrue statement of a material fact contained in a Transaction Disclosure Document, or arising out of or based upon any alleged omission to state a material fact required to be stated in a Transaction Disclosure Document or necessary to make the statements therein not misleading, provided that such statement or omission was made in reliance upon, and in conformity with, IPS Supplied Information.

(iii) any liabilities relating to or arising out of the operation of the Business by IPS or its affiliates or service providers prior to the Closing.

(c) Procedures for Indemnification. Any party seeking indemnification hereunder (an "Indemnitee") shall give prompt written notice to the party against which indemnification is sought (the "Indemnitor") of any claims against the Indemnitee as to which a claim for indemnification is to be made hereunder, which notice shall specify the nature of such claim; *provided, however,* that the failure to provide such prompt written notice shall not affect the indemnification obligations hereunder, except to the extent that the Indemnitor is harmed by such failure or delay. The Indemnitor shall have the right to participate, at its own expense, in the defense of any such claim or its settlement, and the Indemnitee shall permit the Indemnitor, upon providing adequate assurances reasonably satisfactory to the Indemnitee, to take over the investigation, defense and settlement of any such claim.

SECTION 6. TERMINATION

Notwithstanding anything to the contrary contained herein, this Agreement and the transactions contemplated hereby with respect to an affected party may be terminated in the following manner: (a) by Integrity, if the conditions set forth in Section 4(b) hereof shall not have been satisfied or waived by Integrity at or prior to the Closing Date; (b) by IPS, if the conditions set forth in Section 4(a) hereof shall not have been satisfied or waived by such party at or prior to the Closing Date; or (c) by mutual written agreement of both parties.

SECTION 7. CONFIDENTIALITY; PUBLICITY

(a) Confidentiality. The parties hereto have heretofore entered into that certain Confidential Disclosure Agreement dated as of October 22, 2004, which remains in full force and effect and survives the execution and delivery of this Agreement (the "Confidentiality Agreement").

(b) Covenants with Respect to Publicity. The parties agree that all public announcements with respect to the Transaction or related matters prior to the Closing Date shall only be made after each party has submitted, reasonably in advance, the text of such announcement to the other party at the address set forth in Section 8(b) of this Agreement and after each party shall have had a reasonable opportunity to comment thereon and has consented to the release of such public announcement (which consent shall not be unreasonably withheld);

provided, however, that either party may make such disclosures as are required by law, after making reasonable efforts under the circumstances to consult in advance with the other party.

SECTION 8. MISCELLANEOUS

(a) Survival. The provisions of Sections 2, 3, 5 and 7 shall survive the execution and delivery of this Agreement and the Closing for a period of five (5) years after the Closing Date.

(b) Notices. All notices hereunder shall be deemed to have been given when delivered in person or, if mailed, when sent by registered or certified mail, postage prepaid, addressed to any party at its address set forth below or at any other address identified in writing to the other parties hereto:

If to IPS:

Mr. Gregory D'Amico
IPS Advisory, Inc.
9111 Cross Park Drive, E-120
Knoxville, TN 37923
Fax: 865-544-0630

If to Integrity:

Mr. Robert E. Walstad
Integrity Mutual Funds, Inc.
1 North Maine Street
Minot, North Dakota 58703
Fax: 701-838-4902

with a copy to:

Mark J. Kneedy, Esq.
Chapman and Cutler
111 West Monroe Street
Chicago, Illinois 60603

(c) Captions and Recitals. The captions hereunder are for the convenience of the parties and shall not control or affect the interpretation or construction of this Agreement. The Recitals, however, are an integral part of this Agreement and shall to the extent the content so requires, be considered to be operative provisions hereof.

(d) Controlling Law. This Agreement shall be construed governed by and construed in accordance with the laws of the State of North Dakota.

(e) Entire Agreement. This Agreement and the agreements, documents, schedules and exhibits referred to herein constitute the entire agreement of the parties with

respect to the transactions contemplated hereby and supersede all other agreements between the parties, whether written or oral, other than the Confidentiality Agreement, which survives the execution and delivery hereof. This Agreement may not be amended, except in a writing signed by each of the parties hereto.

(f) Binding Effect. This Agreement shall inure to the benefit of and bind the parties hereto and their respective successors and assigns.

(g) No Assignment or Amendment. Neither this Agreement nor any rights of any party hereunder may be assigned without obtaining the prior written consent of each of the other parties hereto. This Agreement may not be amended and the terms hereof shall not otherwise be modified except by an instrument in writing signed by the parties hereto.

(h) Expenses and Fees. Except as specifically set forth in this Agreement, each party shall pay its respective costs, expenses and legal fees in connection with this Agreement and the Transaction. Except as specifically set forth in this Agreement, IPS will be responsible for all expenses of the Funds prior to the Closing Date and Integrity will be responsible for all expenses of the New Fund. In addition, IPS and Integrity shall be responsible for the costs and expenses related to the Closing Conditions and borne by the IPS Funds and the Integrity Funds, respectively.

(i) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(j) Allocation of Purchase Price. For financial reporting and all federal, state and local income tax purposes, IPS and Integrity agree that the allocation of the Purchase Price shall be made in accordance with Section 1060 of the Code and any applicable Treasury regulations and that a mutually agreed portion of the Purchase Price shall be allocated to the Non-Compete Agreement. Each party shall file its tax returns in accordance with this allocation.

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IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed as of the day and year first above written.

IPS ADVISERS, INC.

[signature]

By: Greg D'Amico

Title: President

INTEGRITY MUTUAL FUNDS, INC.

[signature]

By: Jerry Szilagyi

Title: SVP Business Development

EXHIBIT LIST:

Exhibit 1	Lists of Assets
Exhibit 2	Exceptions to IPS Representations and Warranties
Exhibit 3	Exceptions to Integrity Representations and Warranties
Exhibit 4	Form of Non-Compete Agreement
Exhibit 5	Reorganization Agreement

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Exhibit 1
Lists of Assets

1. Goodwill related to the Business

2. Non-Compete Agreement

3. Intellectual property relating to the Business, but excluding the name "IPS Funds", "IPS", "IPS Advisory" and any related marks.

4. Reasonable Ongoing Access to or Copies of the following:

- ❑ Shareholder Lists
- ❑ Marketing Lists
- ❑ Client Files
- ❑ Computer Generated Reports
- ❑ NAV Calculations
- ❑ Corporate Records
- ❑ Tax Records
- ❑ Accounting Files
- ❑ Auditors' Opinions
- ❑ Selling Agent or Dealer Agreements
- ❑ State Blue Sky Records
- ❑ Federal and State Compliance Records
- ❑ General Business Records
- ❑ Information relating to the Fund's Security Holdings
- ❑ Legal Opinions relating to the Issuance of Fund Shares

Exhibit 2
Exceptions to IPS Representations and Warranties

1. IPS's ability to transfer the Assets is subject to Investment Company Act of 1940 and the Investment Advisers Act of 1940, both as amended from time to time.

Exhibit 3
Exceptions to Integrity Representations and Warranties

1. Integrity's ability to complete the Transaction is subject to Investment Company Act of 1940 and the Investment Advisers Act of 1940, both as amended from time to time.

2. On March 15, 2004, the North Dakota Securities Commissioner issued an "Order for and Notice of Civil Penalty and Notice of Right to Request a Hearing" against Integrity Mutual Funds, Inc., ND Capital, Inc., and Robert E. Walstad alleging that their failure to comply with the reporting requirements of North Dakota's venture capital corporation statute negated their reliance on the venture capital corporation exemption from registration in North Dakota and resulted in omissions of disclosure in certain investment offering circulars in violation of North Dakota's securities laws. The Company maintains that it complied with all disclosure requirements and intends to contest this Order and Notice in appropriate administrative and judicial forums. The potential settlement charges range from zero to $286,000.

Exhibit 4
Form of Non-Compete Agreement

THIS NON-COMPETITION AGREEMENT is made and entered into as of this ___ day of _____, 2004 among Integrity Mutual Funds, Inc., a North Dakota corporation (the "Company" or "Integrity"), and IPS Advisory, Inc., a Tennessee corporation, (the "Seller" or "IPS").

WITNESSETH:

WHEREAS, the Company and the Seller are parties to that certain Purchase and Sale Agreement (the "Purchase Agreement") dated as of ___, 2004, pursuant to which the Company acquired the Business, as that term is defined in the Purchase Agreement, of Seller, and

WHEREAS, to accord the Company the full value of its acquisition of the Business pursuant to the Purchase Agreement, one of the conditions to the consummation of the transaction contemplated thereunder is the execution and delivery by the Seller to the Company of an agreement not to compete in the form of this Agreement;

NOW, THEREFORE, pursuant to the Agreement, the mutual covenants and agreements herein contained, and for other good and valuable consideration in hand paid, the receipt, adequacy and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1. *Restrictive Covenants.*

1.1. The Seller covenants and agrees that during the five (5) year period after the date hereof, unless waived in writing by the Company, Seller and any of its current and future affiliates and principals will not directly or indirectly sponsor, manage, provide investment advisory services or provide distribution services to investment companies (mutual funds) registered under the Investment Company Act of 1940 with an investment objective substantially similar to that of The IPS New Millennium Fund and IPS New Frontier Fund, each a series of The IPS Funds ("IPS Funds") as of the date hereof, anywhere in the United States of America.

1.2 IPS will be allowed to act as sub-advisor on other mutual funds as long as the IPS name or the terms "Free" "Cash" "Flow" and "Millennium" are not used in the name of the fund. If IPS' sub-advisory agreement with the New Fund, as that term is defined in the Purchase Agreement, is terminated without cause by Integrity or the New Fund's board of trustees during the first five years after the Closing Date, the non-compete agreement will be cancelled.

1.3 In the event that any court shall finally hold that the time or territory stated in this Section 1 constitutes an unreasonable restriction on the Seller or its affiliates, the Seller hereby expressly agrees that the provisions of this Agreement shall not be rendered void but shall apply as to time and territory or to such other extent as such court may judicially determine or indicate constitutes a reasonable restriction under the circumstances involved. The parties each request that any such court which holds that any of the provisions of this Agreement constitutes an unreasonable restriction on the Seller or its affiliates, make a determination of what would constitute a reasonable restriction under the circumstances involved. In absence of such determination or indication by the court, the parties hereby expressly agree to submit this matter to arbitration with the American Arbitration Association in the City of Minot, North Dakota, for the purpose of determining a reasonable restriction under the circumstances involved.

1.4. The invalidity or unenforceability of any provision of Section 1 shall in no way affect the validity or enforceability of any other provision of Section 1 or of this Agreement.

2. *Miscellaneous.*

2.1. No modification, termination or waiver under this Agreement shall be valid unless in writing and signed by the Seller and an officer of the Company.

2.2. The Seller hereby acknowledges that the restrictions on its activities as contained in this Agreement are required for the Company's reasonable protection and to afford the Company the full value of its purchase under the Purchase Agreement. The Seller hereby agrees that in the event of the violation by Seller or its affiliates of any of the provisions of this Agreement, the Company will be entitled, if it so elects, to institute and prosecute proceedings at law or in equity to obtain damages with respect to such violation or to enforce the specific performance of this Agreement by the Seller or its affiliates or to prohibit the Seller or its affiliates from engaging in any activity in violation hereof.

2.3. This Agreement shall be governed by and construed in accordance with the laws of the State of North Dakota. Seller and the Company hereby consent to service of process and exclusive jurisdiction in the State of North Dakota with respect to any disputes arising under or in relation to this Agreement.

2.4. This Agreement shall inure to the benefit of and be binding upon any successor or assign of the Company and shall be binding upon and inure to the benefit of any successor or assign of the Seller.

2.5. The waiver by the Company of a breach of any provision of this Agreement by the Seller shall not operate or be construed as a waiver of any subsequent breach by the Seller.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement this ___ day of ____, 2004.

Integrity Mutual Funds, INC.

____

Robert E. Walstad
Chairman and CEO

IPS Advisory, Inc.

____

Name:
Title:

Exhibit 5
Form of Agreement and Plan of Reorganization

1.4. The invalidity or unenforceability of any provision of Section 1 shall in no way affect the validity or enforceability of any other provision of Section 1 or of this Agreement.

2. *Miscellaneous.*

2.1. No modification, termination or waiver under this Agreement shall be valid unless in writing and signed by the Seller and an officer of the Company.

2.2. The Seller hereby acknowledges that the restrictions on its activities as contained in this Agreement are required for the Company's reasonable protection and to afford the Company the full value of its purchase under the Purchase Agreement. The Seller hereby agrees that in the event of the violation by Seller or its affiliates of any of the provisions of this Agreement, the Company will be entitled, if it so elects, to institute and prosecute proceedings at law or in equity to obtain damages with respect to such violation or to enforce the specific performance of this Agreement by the Seller or its affiliates or to prohibit the Seller or its affiliates from engaging in any activity in violation hereof.

2.3. This Agreement shall be governed by and construed in accordance with the laws of the State of North Dakota. Seller and the Company hereby consent to service of process and exclusive jurisdiction in the State of North Dakota with respect to any disputes arising under or in relation to this Agreement.

2.4. This Agreement shall inure to the benefit of and be binding upon any successor or assign of the Company and shall be binding upon and inure to the benefit of any successor or assign of the Seller.

2.5. The waiver by the Company of a breach of any provision of this Agreement by the Seller shall not operate or be construed as a waiver of any subsequent breach by the Seller.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement this ___ day of ___, 2004.

Integrity Mutual Funds, INC.

____
Robert E. Walstad
Chairman and CEO

IPS Advisory, Inc.

[signature]
Name: Gregory D'Amico
Title: President

PURCHASE AND SALE AGREEMENT
AMENDMENT

AGREEMENT, to amend the Purchase and Sale Agreement (the "Agreement") between IPS Advisory, Inc., a Tennessee corporation with a principal place of business at 9111 Cross Park Drive, E-120, Knoxville, Tennessee 37923 ("IPS") and Integrity Mutual Funds, Inc., a North Dakota corporation with a principal place of business at 1 North Main Street, Minot, North Dakota 58703 ("Integrity").

Integrity and IPS hereby mutually agree to amend the Agreement with regard to the sub-advisory services provided by IPS to the Integrity Growth & Income Fund as follows:

> If IPS' sub-advisory agreement with the Integrity Growth & Income Fund (the "Fund") is terminated without cause by Integrity or the Fund's board of trustees during the first five years after the closing date, Integrity will pay IPS' principals, Greg D'Amico and Rich James, a fee in place of the sub-advisory fee for the period from the termination date through the remainder of the five years from the closing date. The fee will be paid monthly at the annual rate of 0.60% of net assets of the Fund for any remaining period from the termination date up to the second anniversary of the closing date and 0.30% of net assets of the Fund for any remaining period from the latter of the termination date or the second anniversary of the closing date up to the fifth anniversary of the closing date.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of February 21, 2007.

INTEGRITY MUTUAL FUNDS, INC.

By: Mark R. Anderson
Mark R. Anderson - President

IPS ADVISORY, INC.

By: Greg D'Amico
Greg D'Amico - President